EXHIBIT 10.3
To:	International Game Technology 6355 South Buffalo Drive Las Vegas, Nevada 89113-s
From:	BNP Paribas 787 Seventh Avenue New York, NY 10019
Re:	Capped Accelerated Stock Buyback
Ref. No:	As provided in the Supplemental Confirmation
Date:	November 7, 2013

This master confirmation (this "Master Confirmation"), dated as of November 7, 2013 is intended to set forth certain terms and provisions of certain Transactions (each, a "Transaction") entered into from time to time between BNP Paribas ("Dealer") and International Game Technology ("Counterparty").  This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction.  The additional terms of any particular Transaction shall be set forth in (i) a Supplemental Confirmation in the form of Schedule A hereto (a "Supplemental Confirmation"), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation and (ii) a Trade Notification in the form of Schedule B hereto (a "Trade Notification"), which shall reference the relevant Supplemental Confirmation and supplement, form a part of, and be subject to such Supplemental Confirmation.  This Master Confirmation, each Supplemental Confirmation and the related Trade Notification together shall constitute a "Confirmation" as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation.  This Master Confirmation, each Supplemental Confirmation and the related Trade Notification evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation, such Supplemental Confirmation and Trade Notification relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
This Master Confirmation, each Supplemental Confirmation and each Trade Notification supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the "Agreement") as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars ("USD") as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions, (iii) the replacement of the word "third" in the last line of Section 5(a)(i) with the word "first" and (iv) the election that the "Cross Default" provisions of Section 5(a)(vi) shall apply to both Counterparty and Dealer, in each case with a "Threshold Amount" of 3% of stockholder's equity of Counterparty or Dealer, as applicable, and with the deletion of the phrase ", or becoming capable at such time of being declared," in the seventh line of Section 5(a)(vi)).
The Transactions shall be the sole Transactions under the Agreement.  If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation, each Supplemental Confirmation and each Trade Notification except as expressly modified herein or in the related Supplemental Confirmation.
If, in relation to any Transaction to which this Master Confirmation, a Supplemental Confirmation and a Trade Notification relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation, any Trade Notification and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated:  (i) such Trade Notification, (ii) such Supplemental Confirmation; (iii) this Master Confirmation; (iv) the Equity Definitions; and (v) the Agreement.
1.            Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions.  Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation and Trade Notification relating to any Transaction, shall govern such Transaction.
General Terms:
Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Buyer:	Counterparty
Seller:	Dealer
Shares:	Common stock, par value $0.00015625 per share, of Counterparty (Ticker: IGT)
Exchange:	New York Stock Exchange
Related Exchange(s):	All Exchanges.
Prepayment\Variable Obligation:	Applicable
Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.
Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation:
Hedge Period:	The period from and including the first Exchange Business Day following the Trade Date to and including the Hedge Completion Date.
Hedge Completion Date:
For each Transaction, as set forth in the related Trade Notification, to be the Exchange Business Day on which Dealer finishes establishing its initial Hedge Positions in respect of such Transaction, as determined by Dealer in its sole discretion, but in no event later than the Hedge Period End Date.

Hedge Period End Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in "Valuation Disruption" below.
Hedge Period Reference Price:	For each Transaction, as set forth in the related Trade Notification, to be the average of the VWAP Prices for the Exchange Business Days in the Hedge Period, subject to "Valuation Disruption" below.
VWAP Price:
For any Exchange Business Day, the New York 10b‑18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page "IGT.N <Equity> AQR_SEC" (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent's reasonable discretion, erroneous, such VWAP Price shall be as reasonably determined by the Calculation Agent.  For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b‑18(b)(2) and are effected pursuant to the conditions of Rule 10b‑18(b)(3), each under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such trades, "Rule 10b‑18 eligible transactions").

Forward Price:
As of any Exchange Business Day during the Calculation Period, the average of the VWAP Prices for the Exchange Business Days in the Calculation Period occurring prior to, and including, such Exchange Business Day, subject to "Valuation Disruption" below.

Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.
Calculation Period:	The period from and including the Calculation Period Start Date to and including the Termination Date.
Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation, to be the first Scheduled Trading Day immediately following the Trade Date.
Termination Date:
The Scheduled Termination Date; provided that Dealer shall have the right to designate any Exchange Business Day on or after the First Acceleration Date to be the Termination Date (the "Accelerated Termination Date") by delivering notice to Counterparty of any such designation prior to 11:59 p.m. New York City time on the Exchange Business Day immediately following the designated Accelerated Termination Date.
In the case of  any acceleration of the Termination Date in part (a "Partial Acceleration"), (a) Dealer shall specify in its written notice to Counterparty accelerating the Termination Date the corresponding percentage of the Prepayment Amount that is subject to valuation on the related Valuation Date, (b) such portion of the Prepayment Amount that is subject to valuation on the related Valuation Date shall not be less than USD 50 million (provided that if after any Partial Acceleration the remaining portion of the Transaction corresponding to the Prepayment Amount would be less than USD 50 million, Dealer may only accelerate the Transaction with respect to such full amount) and (c) Calculation Agent shall adjust the terms of the Transaction to reflect the occurrence of such Partial Acceleration and a corresponding reduction to relevant terms of the Transaction (including cumulative adjustments to take into account multiple Partial Accelerations that occur during the term of the Transaction). Not more than four Partial Accelerations shall be permitted during the term of the Transaction.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in "Valuation Disruption" below.
First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation Disruption:
The definition of "Market Disruption Event" in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words "at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock‑in Valuation Time or Knock-out Valuation Time, as the case may be" and inserting the words "at any time on any Scheduled Trading Day during the Hedge Period, Calculation Period or Settlement Valuation Period" after the word "material," in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term "Scheduled Closing Time" in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) in the Hedge Period or the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone either or both of the Hedge Period End Date and/or the Scheduled Termination Date, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period.  If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided in Section 5), the Calculation Agent shall, acting in good faith and in a commercially reasonable manner, determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Hedge Period Reference Price, the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b‑18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Exchange Business Days during the Hedge Period, the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Hedge Period Reference Price, the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.  Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Hedge Period, the Calculation Period or the Settlement Valuation Period, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the VWAP Price for such ninth Scheduled Trading Day using its good faith estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

Settlement Terms:
Physical Settlement:
Applicable; provided that Dealer does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Dealer to Counterparty under any Transaction.

Number of Shares to be Delivered:
A number of Shares equal to (a) the Prepayment Amount divided by (b) the Divisor Amount; provided that the Number of Shares to be Delivered shall not be less than the Minimum Shares.  The Number of Shares to be Delivered on the Settlement Date shall be reduced, but not below zero, by any Shares delivered pursuant to the Initial Share Delivery and the Minimum Share Delivery described below.  Notwithstanding Section 9.2 of the Equity Definitions, the Number of Shares to be Delivered shall be rounded down to the nearest whole number of Shares and no Fractional Share Amounts shall be delivered.

Divisor Amount:	The greater of (i) the Forward Price minus the Forward Price Adjustment Amount and (ii) $0.50.
Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.
Settlement Date:	The date that is one Settlement Cycle immediately following the Termination Date.
Settlement Currency:	USD
Initial Share Delivery:
Dealer shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a "Settlement Date" for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.
Minimum Share Delivery:
Dealer shall deliver a number of Shares equal to the excess, if any, of the Minimum Shares over the Initial Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date deemed to be a "Settlement Date" for purposes of such Section 9.4.

Minimum Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Minimum Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.
Share Adjustments:
Potential Adjustment Event:
Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, neither (i) an Extraordinary Dividend nor (ii) the issuance of additional stock options in the ordinary course pursuant to Counterparty's employee stock option plan shall constitute a Potential Adjustment Event.

Extraordinary Dividend:
For any calendar quarter, any dividend or distribution on the Shares with an ex‑dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a "Dividend") the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex‑dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation
Method of Adjustment:	Calculation Agent Adjustment
Early Ordinary Dividend Payment:
If an ex‑dividend date for any Dividend that is not an Extraordinary Dividend occurs during any calendar quarter occurring (in whole or in part) during the Relevant Period (as defined below) and is prior to the Scheduled Ex‑Dividend Date for such calendar quarter, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such event.

Scheduled Ex‑Dividend Dates:	For each Transaction for each calendar quarter, as set forth in the related Supplemental Confirmation.
Extraordinary Events:
Consequences of Merger Events:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Cancellation and Payment
(c) Share-for-Combined:	Component Adjustment
Tender Offer:	Applicable
Consequences of Tender Offers:
(a) Share-for-Share:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Dealer
(b) Share-for-Other:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Dealer
(c) Share-for-Combined:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Dealer
Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re‑listed, re‑traded or re‑quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re‑listed, re‑traded or re‑quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:
Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase "the interpretation" in the third line thereof with the phrase ", or public announcement of, the formal or informal interpretation" and (ii) by replacing the word "Shares" where it appears in clause (X) thereof with the words "its Hedge Position"; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a "Change in Law" shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word "regulation" in the second line thereof with the words "(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)".

Failure to Deliver:	Applicable
Insolvency Filing:	Applicable
Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	200 basis points per annum
Hedging Party:	Dealer
Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	50 basis points per annum
Hedging Party:	Dealer
Determining Party:	Dealer
Additional Termination Event(s):
The declaration by the Issuer of any Extraordinary Dividend, the ex‑dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Relevant Dividend Period:	The period from and including the first day of the Hedge Period to and including the Relevant Dividend Period End Date.
Relevant Dividend Period End Date:	If Annex A applies, the last day of the Settlement Valuation Period; otherwise, the Termination Date.
Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable
Transfer:
Notwithstanding anything to the contrary in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, in whole or in part, to an affiliate of Dealer whose obligations are guaranteed by BNP Paribas without the consent of Counterparty.

Dealer Payment Instructions:	BNP Paribas, New York ABA: 026007689 Swift Code: BNPAUS3N Favor: BNP Paribas Paris (swift code: BNPAFRPP) A/C: 020019409300136
Counterparty's Contact Details for Purpose of Giving Notice:	International Game Technology 6355 South Buffalo Drive Las Vegas, Nevada 89113-2113 Attention: Corporate Secretary Telephone: 702-669‑7777 Facsimile: 702-669‑7058
Dealer's Contact Details for Purpose of Giving Notice:	BNP Paribas Attention: Damir Tanovic Telephone: 212-841-2504 Email: damir.tanovic@us.bnpparibas.com
With a copy to:
Attention: Strategic Equity Solutions Email: NYK_STE@us.bnpparibas.com

2.            Calculation Agent.                                                      Dealer
3.            Additional Mutual Representations, Warranties and Covenants of Each Party.  In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:
(a)            Eligible Contract Participant.  It is an "eligible contract participant", as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
(b)            Accredited Investor.  Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of Section 4(2) thereof.  Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an "accredited investor" as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.
4.            Additional Representations, Warranties and Covenants of Counterparty.  In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Dealer that:
(a)            The purchase or writing of each Transaction and the transactions contemplated hereby will not violate Rule 13e‑1 or Rule 13e‑4 under the Exchange Act.
(b)            It is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).
(c)            Each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program approved by its Board of Directors.
(d)            Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815‑40, Derivatives and Hedging – Contracts in Entity's Own Equity.
(e)            As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act.
(f)            Counterparty shall report each Transaction as required under the Exchange Act and the rules and regulations thereunder.
(g)            The Shares are not, and Counterparty will not cause the Shares to be, subject to a "restricted period" (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such "restricted period"; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below; "Regulation M Period" means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Settlement Valuation Period, if any, for such Transaction. "Relevant Period" means, for any Transaction, the period commencing on the first day of the Hedge Period for such Transaction and ending on the Termination Date for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to "Special Provisions for Acquisition Transaction Announcements" below).
(h)            As of the Prepayment Date, Counterparty is not "insolvent" (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the "Bankruptcy Code")) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty's incorporation.
(i)            Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.
(j)            Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.
5.            Regulatory Disruption.  In the event that Dealer concludes, in its reasonable discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements, for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days during the Hedge Period, the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days.
6.            10b5‑1 Plan.  Counterparty represents, warrants and covenants to Dealer that:
(a)            Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5‑1 under the Exchange Act ("Rule 10b5‑1") or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.  Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5‑1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5‑1(c).
(b)            Counterparty will not seek to control or influence Dealer's decision to make any "purchases or sales" (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, Dealer's decision to enter into any hedging transactions.  Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation, each Supplemental Confirmation and each Trade Notification under Rule 10b5‑1.
(c)            Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation, the relevant Supplemental Confirmation or Trade Notification must be effected in accordance with the requirements for the amendment or termination of a "plan" as defined in Rule 10b5‑1(c).  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b‑5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.
7.            Counterparty Purchases.  Counterparty (or any "affiliated purchaser" as defined in Rule 10b‑18 under the Exchange Act ("Rule 10b‑18")) shall not, without the prior written consent of Dealer, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b‑18 purchases of blocks (as defined in Rule 10b‑18)) during any Relevant Period or, if applicable, Settlement Valuation Period, except through Dealer
8.            Special Provisions for Merger Transactions.  Notwithstanding anything to the contrary herein or in the Equity Definitions:
(a)            Counterparty agrees that it:
(i)
will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Settlement Valuation Period for any Transaction make, or permit to be made (to the extent within Counterparty's control), any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a "Public Announcement") unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)
shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Public Announcement that such Public Announcement has been made; and

(iii)
shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty's average daily Rule 10b‑18 Purchases (as defined in Rule 10b‑18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such Public Announcement.  Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct.  In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of the relevant Merger Transaction and the completion of the vote by target shareholders.

(b)            Counterparty acknowledges that a Public Announcement may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that in making any Public Announcement, it must comply with the standards set forth in Section 6 above.
(c)            Upon the occurrence of any Public Announcement (whether made by Counterparty or a third party), Dealer may elect that either (i) the Calculation Agent shall, in a commercially reasonable manner, make adjustments to the terms of any Transaction, including, the Scheduled Termination Date and/or the Forward Price Adjustment Amount, to account for the economic effect of the Public Announcement on the theoretical value of the Transaction (including without limitation any change in volatility, stock loan rate or liquidity relevant to the Shares or to the Transaction) or (ii) Dealer may treat the occurrence of such Public Announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.
"Merger Transaction" means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
9.            Special Provisions for Acquisition Transaction Announcements.  (a) If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate (including, without limitation and for the avoidance of doubt, adjustments to the Minimum Shares and adjustments that would allow the Number of Shares to be Delivered to be less than zero), at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such Acquisition Transaction Announcement (including adjustments to account for changes in volatility, expected dividends, stock loan rate and liquidity relevant to the Shares or to such Transaction).  If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement.  If the Number of Shares to be Delivered for any settlement of any Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex A shall apply.
(b)            "Acquisition Transaction Announcement" means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement by Counterparty of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction or (iv) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention).  For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.
(c)            "Acquisition Transaction" means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to "100%" being replaced by "15%" and to "50%" by "75%" and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e‑2 under the Exchange Act or otherwise).
10.            Acknowledgments.  (a) The parties hereto intend for:
(i)
each Transaction to be a "securities contract" as defined in Section 741(7) of the Bankruptcy Code, a "swap agreement" as defined in Section 101(53B) of the Bankruptcy Code and a "forward contract" as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)	the Agreement to be a "master netting agreement" as defined in Section 101(38A) of the Bankruptcy Code;
(iii)
a party's right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a "contractual right" (as defined in the Bankruptcy Code); and

(iv)
all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute "settlement payments" and "transfers" (as defined in the Bankruptcy Code).

(b)            Counterparty acknowledges that:
(i)
during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)
Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)
Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty's securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv)
any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)
each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

11.            Credit Support Documents.  The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.
12.            Delivery of Shares.  Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty substantially in the form of Schedule C hereto, satisfy its obligation to deliver any Shares or other securities on any date due (an "Original Delivery Date") by making separate deliveries from time to time of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is at least equal to the number required to be delivered on such Original Delivery Date.  If Dealer delivers more than the Number of Shares to be Delivered on or prior to the Settlement Date, then the terms of the Counterparty Settlement Provisions in Annex A shall apply with the Number of Shares to be Delivered referenced in the definition of Forward Cash Settlement Amount deemed to be (a) the Number of Shares to be Delivered determined in accordance with the definition thereof minus (b) the number of Shares actually delivered by Dealer
13.            Early Termination.  In the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement (any such amount, a "Payment Amount"), then, in lieu of any payment of such Payment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated, elect to deliver or for Dealer to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an "Alternative Delivery Unit" and, the securities or property comprising such unit, "Alternative Delivery Property")) with a value equal to the Payment Amount, as determined by the Calculation Agent (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination (but excluding any dividend or distribution on the Shares) and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Property to fulfill its delivery obligations under this Section 13). If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date and the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Counterparty.
14.            Calculations and Payment Date upon Early Termination.  The parties acknowledge and agree that in calculating Loss pursuant to Section 6 of the Agreement Dealer may (but need not) determine losses without reference to actual losses incurred but based on expected losses assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or sooner following the designation of an Early Termination Date.  Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Alternative Delivery Property in accordance with Section 13, such Shares or Alternative Delivery Property shall be delivered on a date selected by Dealer as promptly as practicable.
15.            Automatic Termination Provisions.  Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in any Supplemental Confirmation, then an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction to which such Supplemental Confirmation relates as the Affected Transaction will automatically occur without any notice or action by Dealer or Counterparty if the price of the Shares on the Exchange at any time falls below such Termination Price, and the Exchange Business Day that the price of the Shares on the Exchange at any time falls below the Termination Price will be the "Early Termination Date" for purposes of the Agreement.
16.            Special Provisions for Counterparty Payments.  The parties hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, such amount shall be deemed to be zero; provided that (a) following an Acquisition Transaction Announcement or (b) if Dealer has delivered Shares before the Original Delivery Date pursuant to Section 12 above, this Section 16 shall cease to apply.
17.            Delivery of Cash.  For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount and any relevant Counterparty Additional Payment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815‑40, Derivatives and Hedging – Contracts in Entity's Own Equity, as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of such Transactions).
18.            Claim in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transactions that are senior to the claims of common stockholders in the event of Counterparty's bankruptcy.
19.            General Obligations Law of New York.  With respect to each Transaction, (i) this Master Confirmation, together with the related Supplemental Confirmation, as supplemented by the related Trade Notification, is a "qualified financial contract", as such term is defined in Section 5‑701(b)(2) of the General Obligations Law of New York (the "General Obligations Law"); (ii) such Trade Notification constitutes a "confirmation in writing sufficient to indicate that a contract has been made between the parties" hereto, as set forth in Section 5‑701(b)(3)(b) of the General Obligations Law; and (iii) this Master Confirmation, together with the related Supplemental Confirmation, constitutes a prior "written contract" as set forth in Section 5‑701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation and the related Supplemental Confirmation, as supplemented by the Trade Notification.
20.            Governing Law.  The Agreement, this Master Confirmation, each Supplemental Confirmation, each Trade Notification and all matters arising in connection with the Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).
21.            Offices.
(a)            The Office of Dealer for each Transaction is:  787 7th Avenue, New York, NY
(b)            The Office of Counterparty for each Transaction is:  6355 South Buffalo Drive, Las Vegas, Nevada 89113-2113.
22.            Rule 10b‑18.  During any Hedge Period or any Settlement Valuation Period, Dealer agrees (i) to make all purchases of Shares (A) through only one broker or dealer on any single day and (B) in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(4) and (c) of Rule 10b‑18 and (ii) to use commercially reasonable efforts to make all purchases of Shares in a manner that would comply with the limitations set forth in clause (b)(3) of Rule 10b‑18, in each case as if such rule was applicable to such purchases.
23.            Delivery or Receipt of Cash. For the avoidance of doubt, other than payment of the Prepayment Amount by Counterparty, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to cash settle this Transaction, except in circumstances where cash settlement is within Counterparty's control (including, without limitation, where Counterparty fails timely to elect to deliver shares of Shares in accordance with the Counterparty Settlement Provisions or deliver or receive Alternative Delivery Units in accordance with Section 13) or in those circumstances in which holders of the Shares would also receive cash.
24.            Calculations, Adjustments and Determinations.  All calculations, adjustments and determinations made by Dealer hereunder, whether as Calculation Agent, as Determining Party or following the occurrence of an Early Termination Date, shall be made in good faith and in a commercially reasonable manner.  Dealer shall deliver to Counterparty, within five Exchange Business Days after a written request by Counterparty, a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including the methodology, interest rates, quotations, market data (including volatility) and information from internal sources used in making such calculation, adjustment or determination, but without disclosing any proprietary models or other information that Dealer is not permitted to disclose to Counterparty under applicable law, rule, regulation or agreement with third party (any such information, but not any such models, "confidential information", it being understood that if Dealer is permitted to disclose information to Counterparty on the condition that Counterparty agrees to keep such information confidential, and Counterparty so agrees, then such information shall not be considered confidential information), notwithstanding Counterparty's agreement to keep such models or information confidential).
25.            Waiver of Jury Trial.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION, THE TRANSACTIONS HEREUNDER AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS MASTER CONFIRMATION AND ANY SUPPLEMENTAL CONFIRMATION AND THE TRANSACTIONS HEREUNDER.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.
26.            Counterparts.  This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

27.            BNP Paribas Securities Corp. as Agent.  The parties agree and acknowledge that (i) BNP Paribas Securities Corp. ("BNPPSC"), an affiliate of BNP Paribas, has acted solely as agent and not as principal with respect to this Transaction and (ii) BNPPSC has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof).  Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other parties' obligations under this Transaction.

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Marisa Flood, Facsimile No. (212) 841-3934.
Yours faithfully,
BNP Paribas
By:	/s/ M. Andrews Yeo Name: Title:
BNP Paribas
By:	/s/ Authorized Signatory Name: Title:

Agreed and Accepted By:
INTERNATIONAL GAME TECHNOLOGY
By:	/s/ John Vandemore Name: John Vandemore Title: Chief Financial Officer and Treasurer[1]

A‑

SCHEDULE A
SUPPLEMENTAL CONFIRMATION
To:	International Game Technology 6355 South Buffalo Drive Las Vegas, Nevada 89113-2113
From:	BNP Paribas 787 Seventh Avenue New York, NY 10019
Subject:	Capped Accelerated Stock Buyback
Ref. No:	[ ]
Date:	[ ]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between BNP Paribas ("Dealer") and International Game Technology ("Counterparty") (together, the "Contracting Parties") on the Trade Date specified below.  This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.            This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of November 7, 2013 (the "Master Confirmation") between the Contracting Parties, as amended and supplemented from time to time.  All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2.            The terms of the Transaction to which this Supplemental Confirmation relates are as follows:
Trade Date:	[ ]
Forward Price Adjustment Amount:	USD [ ]
Hedge Period End Date:	[ ]
Calculation Period Start Date:	[ ]
Scheduled Termination Date:	[ ]
First Acceleration Date:	[ ]
Prepayment Amount:	[ ]
Prepayment Date:	[ ]
Counterparty Additional Payment Amount:	USD [ ]
Initial Shares:	[ ]
Minimum Share Delivery Date:	[ ]
Minimum Shares:	[ ]
Ordinary Dividend Amount:	For any calendar quarter, USD [ ]
Scheduled Ex‑Dividend Dates:	[ ]
Termination Price:	USD [ ] per Share
3.            Counterparty represents and warrants to Dealer that neither it nor any "affiliated purchaser" (as defined in Rule 10b‑18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.
4.            This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

A‑

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction to which this Supplemental Confirmation relates, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Marisa Flood, facsimile No. (212) 841-3934.
Yours faithfully,
BNP Paribas
By:	Authorized Signatory

BNP Paribas
By:	Authorized Signatory

Agreed and Accepted By:
INTERNATIONAL GAME TECHNOLOGY
By:                        _________________________
Name:  John Vandemore
 Title:  Chief Financial Officer and Treasurer

A‑

TRADE NOTIFICATION
To:	International Game Technology 6355 South Buffalo Drive Las Vegas, Nevada 89113-2113
From:	BNP Paribas787 Seventh Avenue New York, NY 10019
Subject:	Capped Accelerated Stock Buyback
Ref. No:	[ ]
Date:	[ ]

The purpose of this Trade Notification is to notify you of certain terms in the Transaction entered into between BNP Paribas ("Dealer") and International Game Technology ("Counterparty") (together, the "Contracting Parties") bearing the trade reference number set forth above.
This Trade Notification supplements, forms part of, and is subject to the Supplemental Confirmation dated as of [       ] (the "Supplemental Confirmation") between the Contracting Parties, as amended and supplemented from time to time.  The Supplemental Confirmation is subject to the Master Confirmation dated as of November 7, 2013 (the "Master Confirmation") between the Contracting Parties, as amended and supplemented from time to time.
Hedge Completion Date:                                                                                    [       ]
Hedge Period Reference Price:                                                                                                  USD [       ]
Minimum Shares:                                                                                                  [       ]
Yours sincerely,
BNP Paribas
By:	Authorized Signatory

By:	Authorized Signatory

B‑

C‑

SCHEDULE B
SHARE DELIVERY NOTIFICATION
To:	International Game Technology 6355 South Buffalo Drive Las Vegas, Nevada 89113-2113
From:	BNP Paribas 787 Seventh Avenue New York, NY 10019
Subject:	Capped Accelerated Stock Buyback
Ref. No:	[ ]
Date:	[ ]

The purpose of this Share Delivery Notification is to notify you of the number of Shares that Dealer intends to deliver to you, and the expected delivery date thereof, pursuant to the Master Confirmation dated as of November 7, 2013 (the "Master Confirmation") between BNP Paribas ("Dealer") and International Game Technology ("Counterparty") (together, the "Contracting Parties") and the Supplemental Confirmation dated as of [    ] between the Contracting Parties.
Shares to be delivered to Counterparty:	[ ] Shares
Date to be delivered:	[ ], 201_
Aggregate number of Shares delivered prior to the delivery referenced above:	[ ] Shares

Yours sincerely,
BNP Paribas
By:	Authorized Signatory

By:	Authorized Signatory

C‑

ANNEX A
COUNTERPARTY SETTLEMENT PROVISIONS
1.            The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:
Settlement Currency:	USD
Settlement Method Election:
Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word "Physical" in the sixth line thereof and replacing it with the words "Net Share" and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty
Settlement Method Election Date:
The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement
Forward Cash Settlement Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price.
Settlement Price:	The average of the VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.
Settlement Valuation Period:
A number of Scheduled Trading Days selected by Dealer or determined pursuant to a formula selected by Dealer, in each case in Dealer's reasonable discretion, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Exchange Business Day immediately following the Termination Date; provided that Dealer may extend the Settlement Valuation Period if Dealer determines, in its reasonable discretion, that such extension is necessary or advisable to preserve Dealer's hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or other relevant market or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, based on the advice of counsel, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.
Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.            Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the "Registered Settlement Shares"), or a number of Shares not satisfying such conditions (the "Unregistered Settlement Shares"), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares' value based on the value thereof to Dealer (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.
3.            Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:
(a)            a registration statement covering public resale of the Registered Settlement Shares by Dealer (the "Registration Statement") shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; and a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the "Prospectus") shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;
(b)            the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Dealer;
(c)            as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to Dealer, in its discretion; and
(d)            as of the date of delivery, an agreement (the "Underwriting Agreement") shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants' comfort letters and lawyers' negative assurance letters.
4.            If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
(a)            all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;
(b)            as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);
(c)            as of the date of delivery, Counterparty shall enter into an agreement (a "Private Placement Agreement") with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants' comfort letters and lawyers' negative assurance letters, and shall provide for the payment by Counterparty of all reasonable fees and expenses in connection with such resale, including all reasonable fees and expenses of counsel for Dealer, in cash or Shares at Counterparty's election, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d)            in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer
5.            Dealer, itself or through an affiliate (the "Selling Agent") or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the "Settlement Shares") delivered by Counterparty to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the "Final Resale Date").  If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the "Net Proceeds") exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.
6.            If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the "Shortfall" and the date on which such determination is made, the "Deficiency Determination Date"), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the "Makewhole Notice Date") deliver to Dealer, through the Selling Agent, a notice of Counterparty's election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares.  If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the "Makewhole Shares"), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall.  Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.
7.            Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the "Capped Number").  Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:
A – B
Where A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and
B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.
"Reserved Shares" means initially, 12 million Shares.  The Reserved Shares may be increased or decreased in a Supplemental Confirmation.
8.            Notwithstanding anything to the contrary in the Agreement, this Master Confirmation, the Supplemental Confirmation or the Trade Notification, in no event shall Dealer be entitled to receive, or be deemed to receive, any Shares if, immediately upon giving effect to such receipt of such Shares, (i) the "beneficial ownership" (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates subject to aggregation with Dealer for purposes of the "beneficial ownership" test under Section 13 of the Exchange Act and all persons who may form a "group" (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to "beneficial ownership" of any Shares (collectively, "[Dealer] Group") would be equal to or greater than 4.5% or more of the outstanding Shares on the date of determination or (ii) Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person a "[Dealer] Person") under Nevada Revised Statutes §§ 78.378-78.3793, 78.411-78.444 or other federal, state, local or tribal laws (including gaming laws), regulations or regulatory orders applicable to ownership of Shares ("Applicable Laws"), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would subject a Dealer Person to restrictions (including restrictions relating to business combinations and other designated transactions) under Applicable Laws minus (y) 1.0% of the number of Shares outstanding on the date of determination (any such condition described in clause (i) or (ii) an "Excess Ownership Position").  If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty's obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Dealer gives notice to Counterparty that such delivery would not result in the existence of an Excess Ownership Position.